Exhibit 99.1

EZCORP ANNOUNCES NEW SENIOR EXECUTIVE TEAM
Names Stuart I. Grimshaw as Executive Chairman
AUSTIN, Texas (August 13, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced its new senior executive management team, with the addition of Stuart I. Grimshaw as Executive Chairman, the repositioning of Lachlan P. Given as Executive Vice Chairman and the appointment of Mark E. Kuchenrither as President and Chief Executive Officer.
Stuart I. Grimshaw - Mr. Grimshaw has been serving as Managing Director and Chief Executive Officer of Bank of Queensland Limited (ASX: BOQ) since November 2011. BOQ is a consumer banking and financial services institution with branches in every Australian state and territory. The company is headquartered in Brisbane, Australia, and its shares are traded on the Australian Stock Exchange.
During his tenure at BOQ, Mr. Grimshaw initiated fundamental changes to BOQ’s culture, operating model and strategic direction and established a strong track record of execution. Under his leadership, BOQ’s market capitalization increased from US$1.8 billion to US$4.1 billion. Over the last three years, BOQ has delivered strong consistent growth in after-tax profit, from US$28 million in 2012, to US$233 million in 2013, to a median analyst consensus after-tax profit expectation of US$277 million in 2014. In addition, a strong capital and provisioning strategy resulted in two credit rating upgrades to A-, and BOQ has been well supported by the equity markets with two global equity offerings successfully raising close to US$800 million. In Mr. Grimshaw’s time at the bank, BOQ attracted and developed exceptional talent across the top four management levels and a unique culture and brand that is now well recognized by the market.
During his 30-year career in financial services, Mr. Grimshaw has held a wide variety of other roles across many functions of banking and finance, including eight years at the Commonwealth Bank of Australia (ASX: CBA), a global top 10 bank by market capitalization. At CBA, he started as Chief Financial Officer and over time became Group Executive, responsible for core business lines including Institutional and Business Banking as well as Wealth Management (Asset Management and Insurance). Prior to joining CBA, Mr. Grimshaw worked for the National Australia Bank (ASX: NAB), a global top 25 bank by market capitalization, and was the Chief Executive Officer of Great Britain, with responsibility for large UK consumer banks Yorkshire Bank and Clydesdale Bank.
Mr. Grimshaw represented New Zealand at the 1984 Olympics in Field Hockey and has a Bachelor of Commerce and Administration (Victoria University, Wellington, New Zealand) and an MBA (Melbourne University, Australia). He has also completed the Program for Management Development at Harvard Business School.
Mr. Grimshaw, who intends to relocate to Austin, Texas, will be responsible for global strategy, leadership and overall performance of the Company. Mr. Grimshaw stated, “This is a business with enormous opportunity globally. With the right strategy, talent and focus, I believe it’s a business capable of delivering superior long-term growth and shareholder returns. I am very excited to commence work with the EZCORP Board of Directors and management team on building significant value for all shareholders.”
Lachlan P. Given - Mr. Given was named non-executive Chairman of the Board of EZCORP in July and will assume the new position of Executive Vice Chairman. In that role, Mr. Given will work closely with Mr. Grimshaw and Mr. Kuchenrither across many areas of the business, with particular focus on corporate strategy, expansion opportunities and funding. He will also have primary responsibility for ensuring close interaction and transparency between the Board of Directors and the senior management team.

Mark E. Kuchenrither - Mr. Kuchenrither, who has been serving as Interim President and Chief Executive Officer since July will assume the President and Chief Executive Officer role effective immediately. Until the Company hires a new Chief Financial Officer, Mr. Kuchenrither will continue to serve in that role as well.
Mr. Given stated: “We are extremely fortunate to have Stuart join the EZCORP team. He brings a tremendous depth of experience in international banking and consumer financial services to our organization. He is an exceptional strategic thinker and has a proven track record in driving operational excellence across large, complex, international corporate and consumer finance organizations. EZCORP will benefit greatly from his counsel and guidance as we refocus our corporate strategy on attracting the very best talent to drive outstanding operating results in our core businesses, and to assess and execute upon significant domestic and international expansion opportunities.
“We are also delighted to name Mark as President and CEO. Since Mark assumed the role on an interim basis, the Board has been impressed with his leadership and focus, as well as his commitment and dedication to building a sustainable growth model that creates superior long-term value for all shareholders. Mark’s primary responsibility will continue to be to pursue strategic, operating and financial excellence, as well as sustained growth across all of our core businesses.
“I am very much looking forward to working with Stuart and Mark, as well as the Board of Directors and management team, in driving superior returns for all of our shareholders.”
About EZCORP
EZCORP is a leader in delivering easy cash solutions to our consumers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has a significant strategic investment in Cash Converters International Limited (ASX: CCV), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy and initiatives. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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